EX-4oooo
                                                                            7558
                                                                         Jackson
                                                 National Life Insurance Company
                                                                 A STOCK COMPANY


  COMBINATION [5%] ROLL-UP AND HIGHEST QUARTERLY ANNIVERSARY VALUE GUARANTEED
                       MINIMUM DEATH BENEFIT ENDORSEMENT

THIS ENDORSEMENT IS MADE A PART OF THE CONTRACT TO WHICH IT IS ATTACHED AND IS EFFECTIVE ON THE ISSUE DATE. TO THE EXTENT ANY PROVISIONS CONTAINED IN THIS ENDORSEMENT ARE CONTRARY TO OR INCONSISTENT WITH THOSE OF THE CONTRACT TO WHICH IT IS ATTACHED, THE PROVISIONS OF THIS ENDORSEMENT WILL CONTROL. THE BENEFITS DESCRIBED IN THIS ENDORSEMENT WILL CEASE UPON TERMINATION OF THE CONTRACT. THIS COMBINATION GUARANTEED MINIMUM DEATH BENEFIT (ALSO REFERRED TO AS GMDB) MAY ONLY BE ELECTED PRIOR TO THE ISSUE DATE.

ONCE ELECTED, THE GMDB CANNOT BE TERMINATED EXCEPT AS PROVIDED IN THE TERMINATION PROVISION BELOW AND THE OWNER(S) MAY NOT BE CHANGED.

THE CONTRACT IS AMENDED AS FOLLOWS:

1) The following language is added to the CONTRACT DATA PAGE of the Contract:

"GUARANTEED MINIMUM DEATH BENEFIT
(GMDB) CHARGE:

                    On a quarterly basis, this charge equals [0.1750%] of the GMDB Benefit Base and is deducted from the Contract Value
                    (i) at the end of each Contract Quarter; and (ii) upon termination of the GMDB."


2) The following language is added to the DEFINITIONS section of the Contract:

"CONTRACT QUARTER. The three-month period beginning on the Issue Date or any Contract Quarterly Anniversary.

CONTRACT QUARTERLY ANNIVERSARY. Each three-month anniversary of the Issue Date.

GMDB BENEFIT BASE. The GMDB Benefit Base is equal to the greatest of (a) or (b):
a. The Roll-Up Component, which is equal to:

     1.   the Step-Up Value on the most recent Step-Up Date,

     2. plus any Premium paid (net of any applicable premium taxes) subsequent to the determination of the Step-Up Value,

     3. less any withdrawal adjustments for withdrawals taken subsequent to the determination of the Step-Up Value,

          compounded at an annual interest rate of [5%] ([4%] if the Owner or oldest Joint Owner was age [70] or older on the Issue Date) from the Step-Up Date until the earlier of the date the GMDB Benefit Base is determined or the Contract Anniversary immediately preceding the Owner's (or oldest Joint Owner's) [81st] birthday.

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For the purpose of  calculating  the  Roll-Up  Component,  all  Premium  payment adjustments will occur at the time of the Premium payment. All withdrawal adjustments are made at the end of the Contract Year and on the date of receipt of due proof of death (after the calculation of the GMDB Charge). For total withdrawals up to [5%] of the Roll-Up Component as of the previous Contract Anniversary, the withdrawal adjustment is the dollar amount of the withdrawal (including any applicable charges and adjustments to such withdrawal). After processing any applicable dollar for dollar portion of the withdrawal, the withdrawal adjustment for total withdrawals in a Contract Year in excess of [5%] of the Roll-Up Component as of the previous Contract Anniversary is the Roll-Up Component immediately prior to the excess withdrawal adjustment multiplied by the percentage reduction in the Contract Value attributable to the excess withdrawals (including any applicable charges and adjustments to such excess withdrawals).

b. The Highest Quarterly Anniversary Value (HQAV) Component, which is equal to the greatest of the adjusted quarterly Contract Values from the Issue Date and every Contract Quarterly Anniversary prior to the earlier of the date the GMDB Benefit Base is determined or the Owner's [81st] birthday. Each adjusted quarterly Contract Value is equal to:

     1.   the   Contract   Value  on  the  Issue  Date  or  Contract   Quarterly
          Anniversary,

     2. adjusted for any withdrawals subsequent to that date (including any applicable charges and adjustments for such withdrawals),

     3. plus any Premium paid (net of any applicable premium taxes) subsequent to that date.

     For the purpose of calculating the HQAV Component, (a) all adjustments will occur at the time of the withdrawal or Premium payment, and (b) all adjustments for amounts withdrawn will reduce the HQAV Component in the same proportion that the Contract Value was reduced on the date of such withdrawal.

STEP-UP DATE. At issue, the Step-Up Date is equal to the Issue Date. If the Contract Value is greater than the GMDB Benefit Base upon the earlier of the [7th] Contract Anniversary or the Contract Anniversary immediately preceding the Owner's (or oldest Joint Owner's) [81st] birthday, the Step-Up Date is set equal to that Contract Anniversary.

STEP-UP VALUE. At issue, the Step-Up Value is equal to the initial Premium paid (net of any applicable premium taxes). If the Contract Value is greater than the GMDB Benefit Base upon the earlier of the [7th] Contract Anniversary or the Contract Anniversary immediately preceding the Owner's (or oldest Joint Owner's) [81st] birthday, the Step-Up Value is set equal to the Contract Value on that Contract Anniversary."

3) The DEFINITIONS section of the Contract is amended by the revision of the following:

"CONTRACT YEAR. The twelve-month period beginning on the Issue Date or any Contract Anniversary."

4) The DEATH BENEFIT AMOUNT BEFORE THE INCOME DATE provision is deleted and replaced with the following:

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"DEATH  BENEFIT AMOUNT BEFORE THE INCOME DATE. The death benefit is equal to the greatest of:

1. the current Contract Value (less any charges due upon death under any optional endorsements to the Contract); or

2. all Premiums paid into the Contract (net of any applicable premium taxes) adjusted for any withdrawals (including any applicable charges and adjustments to such withdrawals) in proportion to the reduction in the Contract Value at the time of the withdrawal; or

3.   the GMDB Benefit Base.

The death benefit amount will be determined as of the end of the Business Day when due proof of the Owner's death satisfactory to the Company and an election as to the type of death benefit option is received by the Company at its Service Center in Good Order.

From the time of death of the Owner until the death benefit amount is determined, any amount allocated to an Investment Division will be subject to investment risk. This investment risk is borne by the Beneficiary(ies).

If the age of any Owner is incorrectly stated at the time of the election of the GMDB, on the date the misstatement is discovered, the GMDB Benefit Base will be re-determined based on the correct age. If the age at election of the Owner (or oldest Joint Owner) falls outside the allowable age range, the GMDB will be null and void and all GMDB Charges will be refunded.

ASSESSMENT OF GMDB CHARGE. The GMDB Charge is specified above. This charge will be deducted at the end of each Contract Quarter on a pro rata basis from the Separate Account Contract Value and the Fixed Account Contract Value. GMDB Charges applied to the Separate Account Contract Value result in a redemption of Accumulation Units. The GMDB Charge will not affect the value of the Accumulation Units. Upon termination of the GMDB for any reason, a pro rata GMDB Charge will be deducted from Your Contract Value for the period since the last quarterly GMDB Charge."

TERMINATION. The GMDB will terminate, a pro rata GMDB Charge will be deducted from Your Contract Value for the period since the last quarterly GMDB Charge, and all benefits under this endorsement will cease on the earlier of:

1.   the date the Owner elects to receive income payments under the Contract;

2.   the date of a full surrender;

3.   the date the Contract Value falls to zero for any reason; or

4. the date upon which due proof of death of the Owner (or any Joint Owner) and an election of the type of payment to the Beneficiary(ies) is received at Our Service Center in Good Order.


                                        Signed for the
                                        Jackson National Life Insurance Company
                                        CLARK P. MANNING
                                        Clark P. Manning
                                        President and Chief Executive Officer


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